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                                                                    EXHIBIT 10.1


                       DEVELOPMENT AND MARKETING AGREEMENT

                                     between

                            MED-E-SYSTEMS CORPORATION

                                       and

                       INTEGRATED DISEASE MANAGEMENT, INC.




                                 August 1, 1995


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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I Certain Definitions................................................. 2

ARTICLE II Scope and Services................................................. 7
    2.1      Scope of Agreement............................................... 7
    2.2      MES Services..................................................... 7
             (a) Pilot Services............................................... 7
             (b) Programming Services......................................... 7
             (c) Application Programming Interface............................ 8
    2.3      Separate Work Order.............................................. 8
    2.4      Service Interface................................................ 8

ARTICLE III Payment for MES Services......................................... 10
    3.1      Payment    ..................................................... 10
    3.2      Procedures for Payment.......................................... 10

ARTICLE IV Managing the Pilots............................................... 12
    4.1      Coordinating Committee.......................................... 12
    4.2      Product Information............................................. 12
    4.3      Product Performance............................................. 13

ARTICLE V Custom Programming for IDM Applications............................ 14
    5.1      Development of DMA.............................................. 14
    5.2      Development of Other IDM Applications........................... 14
    5.3      Maintenance of IDM Applications................................. 15

ARTICLE VI Ownership......................................................... 15
    6.1      Med-E-Practice System, MES Information and
                        Service Interface.................................... 15
    6.2      IDM Applications and IDM Information............................ 16
    6.3      Pilot Results................................................... 17

ARTICLE VII Marketing Efforts................................................ 17
    7.1      Customer Introductions.......................................... 17
    7.2      Prime Contracts and Subcontracts................................ 17
    7.3      IDM's Right of First Offer...................................... 20
    7.4      IDM Right to Offer Its Customer the Med-E-
                        Practice System...................................... 21
    7.5      Pilot Results................................................... 22
    7.6      Future Beta Releases of MES Products............................ 22
    7.7      Export Controls................................................. 22
    7.8      Use of Trademarks............................................... 23

ARTICLE VIII Purchase of MES Products and Services........................... 24

ARTICLE IX Patient and Clinical Data Collected............................... 24
    9.1      Privacy of Patient and Clinical Data............................ 24
    9.2      Exclusive Access and Use of IDM Information..................... 24
    9.3      Releases   ..................................................... 25

                                       (i)

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    9.4      Access and Use of MES Information............................... 25

ARTICLE X Indemnification.................................................... 26
   10.1      Indemnification................................................. 26
   10.2      Survival   ..................................................... 27

ARTICLE XI Acquisition of MES Shares......................................... 27
   11.1      Right to Acquire MES Shares..................................... 27
   11.2      Remedies   ..................................................... 27

ARTICLE XII Confidentiality Obligations...................................... 27

ARTICLE XIII Representations, Warranties and Covenants....................... 29
   13.1       Representations, Warranties and Covenants...................... 29
   13.2       Limitation of Warranties and Liability......................... 31

ARTICLE XIV Termination...................................................... 32
   14.1      Term of Agreement............................................... 32
   14.2      Termination of Agreement........................................ 32
   14.3      Survival of Obligations......................................... 33

ARTICLE XV Miscellaneous Provisions.......................................... 33
     15.1    Assignability................................................... 33
     15.2    Notices    ..................................................... 33
     15.3    Merger and Amendment............................................ 34
     15.4    Binding Effect.................................................. 34
     15.5    Severability.................................................... 35
     15.6    Waiver     ..................................................... 35
     15.7    Governing Law; Arbitration...................................... 35
     15.8    Force Majeure................................................... 36
     15.9    Brokers' or Finders' Fees....................................... 36
     15.10   Relationship of Parties......................................... 36
     15.11   Counterparts.................................................... 37
     15.12   Headings   ..................................................... 37

                                      (ii)


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                       DEVELOPMENT AND MARKETING AGREEMENT

     This Development and Marketing Agreement, dated as of August 1, 1995 (the "Agreement"), between MED-E-SYSTEMS CORPORATION, a Delaware corporation, with its principal place of business at 560 White Plains Road, 2nd Floor, Tarrytown, New York 10591 ("MES"), and INTEGRATED DISEASE MANAGEMENT, INC., an Indiana corporation, with its principal place of business at P.O. Box 618, Indianapolis, Indiana 46206-0618 ("IDM").

                              W I T N E S S E T H:

     WHEREAS, MES has developed a proprietary integrated information management system for use in the physician practice environment, which system consists of computer hardware, software, database/communications products and technical support and is presently designated as the "Med-E-Practice" System;

     WHEREAS, IDM is developing specialized disease management systems and protocols to be used to manage specific diseases on behalf of health care providers and payors, including systems and protocols to manage depression;

     WHEREAS, pursuant to that certain Letter of Agreement Between IDM and MES, dated May 9, 1995 (the "Letter Agreement"), (i) MES has agreed to develop for IDM certain specialized disease management modules which will enable IDM to use the Med-E- Practice System in the delivery of its specialized disease management services and (ii) MES and IDM have agreed to undertake two pilot programs with IDM managed care customers, to provide to

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such customers the Med-E-Practice System combined with specialized disease management services for the management of depression; and

     WHEREAS, MES and IDM desire to more fully set forth their respective rights and duties in connection with their development and marketing arrangements in this Agreement.

     NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                               Certain Definitions

     Capitalized terms used in this Agreement shall have the following respective meanings:

     "Affiliate" shall mean an individual, a corporation, a partnership, an association, a trust or any other type of entity or organization which, directly or indirectly, controls, is controlled by or is under common control with any other individual, a corporation, a partnership, an association, a trust or any other type of entity or organization.

     "Agreement" shall mean this Development and Marketing Agreement, dated August 1, 1995, between MES and IDM.

     "Commencement Date" shall mean, for any Pilot, the date on which the customer jointly selected by MES and IDM for participation in such Pilot has signed a binding commitment to participate in such Pilot.


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     "Confidential Information" shall have the meaning given to such term in
Article 11 hereof.

     "Connection Date" shall mean, for any Pilot, the date on which the Med-E-Practice System for such Pilot is connected, as set forth in the Pilot scope of services attached as Exhibit A, to the pharmacy benefit manager of the customers engaged in such Pilot or to the pharmacy information system of the customer directly as is relevant and necessary to conduct the Pilot.

     "Coordinating Committee" shall mean the committee appointed by MES and IDM as provided in Section 4.1 hereof for coordination of the development and marketing obligations of the parties hereunder.

     "DMA Specifications" shall mean the Specifications to be mutually agreed upon by the parties, for the completion of the DMA.

     "DMA" shall mean the module created for the management of depression which is operationalized on the Med-E-Practice System and any and all updates, modifications and new versions thereof, the initial description of which is set forth on Exhibit B.

     "Documentation" shall mean the user materials for the Med-E-Practice System and IDM Applications, as the case may be, and such other documents relating thereto.

     "High Level Aggregate Information" shall mean aggregate diagnosis, procedure and prescription information which has been compiled across patient populations based on geographic regions


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and does not contain any information relating to the identity of any patient or any physician.

     "IDM Applications" shall mean the DMA and Other IDM Applications, which are modules created to operationalize IDM's disease management programs on the Med-E-Practice System, including information provided by IDM to MES to facilitate development of IDM Applications.

     "IDM Information" shall have the meaning given to such term in Section 9.2 hereof.

     "IDM Trademarks" shall mean the IDM tradenames, trademarks and servicemarks specified by IDM to MES as provided in Article 7 hereof for use in connection with any marketing hereunder.

     "Joint Ownership Interest" shall have the meaning set forth in Section 6.3 hereof.

     "Letter Agreement" shall have the meaning given to such term in the third WHEREAS clause.

     "Med-E-Practice System" shall mean the integrated information management system developed by MES for use in the physician practice environment, which combines computer hardware and other equipment, computer software, database/communication services, programming services and physician training and support services and any and all updates, modifications and new versions thereof.

     "MES Information" shall have the meaning given to such term in Section 9.4 hereof.



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     "MES Trademarks" shall mean the MES tradenames, trademarks and servicemarks specified by MES to IDM as provided in Article 7 hereof for use in connection with any marketing hereunder.

     "Other IDM Applications" shall have the meaning given to such term in
Section 5.2 hereof.

     "Pilot" shall mean MES's provision of the services set forth in Exhibit A to an IDM managed care customer.

     "Pilot Intellectual Property" shall mean the Pilot Results and any and all trade secrets and other intellectual property rights related to the Pilot Results.

     "Pilot Period" shall mean with respect to any Pilot the period commencing on the Commencement Date and ending on the first anniversary of the Connection Date for such Pilot.

     "Pilot Results" shall mean the written or oral information developed by MES, IDM or an IDM customer in connection with a Pilot relating to the cost savings and benefits realized by all parties resulting from the use of the Med-E- Practice System and the DMA. The Pilot Results shall not be deemed to include any part of the code, algorithms, structure or architecture of the Med-E-Practice System or any intellectual property related thereto.

     "Pilot Survey" shall mean the initial survey, and any subsequent surveys, for a Pilot developed by the parties as provided in Section 4.3 hereof.

     "Shares" shall have the meaning given to such term in Article 10.



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     "Service Interface" shall mean the collection of application program interfaces, remote procedure calls and messages which permit clients using the Med-E-Practice System to fully utilize the functions of the Med-E-Practice System and to facilitate communications between clients and the servers used in the Med-E-Practice System.

     "Skilled Programmer" shall mean a person fully skilled and competent in systems architecture and programming for client server systems of comparable complexity to the Med-E-Practice System.

     "Specifications" shall mean the functional and techni- cal specifications for any IDM Applications jointly developed by the parties.

     "Term" shall mean the period commencing on the date hereof and ending on the first anniversary of the Connection Date for the second Pilot, unless extended with the mutual consent of the parties.

     Any of the terms defined in this Article 1 may, unless the context otherwise requires, be used in the singular or plural depending on the reference. References to the Agreement or Exhibits or to any other agreement or contract are to such agreements and exhibits as amended, modified or supplemented from time to time in accordance with the terms hereof or thereof.


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                                   ARTICLE II

                               Scope and Services

     2.1 Scope of Agreement. (a) Subject to the terms and conditions in this Agreement, MES and IDM agree to cooperate and to use reasonable commercial efforts to (i) identify and engage two of IDM's managed care customers in the piloting of the Med-E-Practice System, such customers to be mutually agreed upon by the parties, (ii) develop specialized disease management modules for the delivery of the DMA and Other IDM Applications on the Med-E-Practice System and
(iii) have the ability to market their respective products using the Pilot Results.

     (b) MES and IDM shall use reasonable commercial efforts to develop and agree upon the DMA Specifications on or prior to September 15, 1995.

     2.2 MES Services. In consideration of the payments to be made by IDM to MES in accordance with Section 3.1 hereof, MES agrees to render the following services:

     (a) Pilot Services. MES agrees to perform the services set forth in Exhibit A in connection with each Pilot. The parties acknowledge and agree that MES is not obligated hereunder to render any services not specifically set forth on Exhibit A unless otherwise agreed in writing by the parties pursuant to a separate work order;

     (b) Programming Services. In accordance with Article 5 hereof, MES agrees to provide up to 100 hours of custom programming and system analysis services to develop a module for the delivery of DMA on the Med-E-Practice System; and



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     (c) Application Programming Interface. In accordance with Article 5 hereof, prior to the end of the Term, MES shall provide to IDM the Service Interface documented to commercial standards.

     2.3 Separate Work Order. In connection with a Pilot, IDM may request in writing for MES to perform additional services not within the scope of services specifically set forth on Exhibit A. MES shall use reasonable commercial efforts to comply with IDM's request. Within thirty (30) days of receiving such request, MES shall notify IDM in writing whether or not it can perform such additional services. If MES agrees to perform such additional services, MES shall provide IDM with a written estimate for completing the additional services, such additional services to be billed on a time and materials basis at rates at least as favorable to IDM as rates charged by MES to other customers for comparable services (both as to volume and commitment). If IDM and MES agree on the scope and rates for MES's performance of the additional services a separate written work order shall be entered into by the parties. IDM acknowledges and agrees that any payments to MES for MES's performance of additional services hereunder shall be in addition to, and are not included in, the payments to be made to MES under Article 3 hereof. All payments to MES pursuant to this Section 2.3 shall be made in the manner set forth in Section 3.2 hereof.

     2.4 Service Interface.

     (a) As soon as practicable after the date hereof, MES shall document to commercial standards the Service



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Interface for the Med-E-Practice System and shall provide IDM with a copy of such documentation (the "Service Interface Documentation"). MES shall use commercially reasonable efforts to ensure that the Service Interface Documentation shall document the Service Interface in a manner which is sufficient to permit a Skilled Programmer to construct and operate (i) client programs ("Client Programs") that can be fully functional in the Med-e- Practice System environment and that can access and be accessed by the Med-E-Practice System server or by another server with substantially the same functional capabilities as the Med-E- Practice System server, and/or (ii) server programs ("Server Programs") that can be fully functional in the Med-E-Practice System environment and that can access and be accessed by a client of the Med-E-Practice System server or by another client with substantially the same functional capabilities as a client of the Med-E-Practice System.

     (b) Prior to implementing any modification to the Service Interface which would cause any system or application designed to employ the Service Interface to no longer be functional, MES will (i) consult with the Coordinating Committee at least 30 days prior to the implementation of such modification, (ii) document such modification, in accordance with Section 2.4(a), prior to the implementation of such modification, such documentation to be considered part of the Service Interface Documentation, and (iii) implement such modification in a reasonable manner and with reasonable notice to IDM. IDM has the


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responsibility for providing reasonable notice of such modification to IDM users of the Service Interface.

     (c) Med-E-Systems hereby grants to IDM a non- exclusive, worldwide, irrevocable, perpetual, royalty-free right and license, with the right and license to grant sublicenses, (i) to make and distribute complete copies of the Service Interface Documentation, as such Service Interface Documentation may be modified from time to time during the term of this Agreement pursuant Section 2.3(b), (ii) to construct, modify, operation, maintain, license and market Client Programs and Server Programs that implement and execute features and functions described in the Service Interface Documentation for use on the Med-E-Practice System, (iii) to construct, modify, operate, maintain, license and market Client Programs and Server Programs based on or using the Service Interface Documentation (and systems implementing such programs) for use on the Med-E-Practice System, and (iv) to take any action reasonably required to exercise the license and right granted pursuant to the foregoing subparagraphs
(i), (ii) and (iii).

                                   ARTICLE III

                            Payment for MES Services

     3.1 Payment.  In consideration of MES rendering the services set forth in
Sections 2.2 hereof, IDM agrees to pay to MES an amount equa to [    ]* in
installments as follows:

          (a) $100,000 was paid upon the execution of the Letter Agreement, receipt of which is acknowledged by MES;

          (b) $150,000 shall be paid upon the exeuction and delivery of this Agreement;

          (c)  [     ]* shall be paid upon the Commencement Date for the first
Pilot;

          (d)  [     ]* shall be paid upon the Connection date for the first
Pilot;

          (e)  [     ]* shall be paid upon the Commencement Date for the second
Pilot;

          (f)  [     ]* shall be paid upon the Connection date for the second
Pilot;

          (g)  [     ]* shall be paid upon the conclusion of the Pilot Survey
for the first pilot in which ten percent or more of the physicians actually using the Med-E-Practice system find it "helpful" as measured by the results of such Pilot Survey (criteria for measuring "helpful" in a Pilot Survey shall include whether a physician is able to use the Med-E-Practice System to
(i) order a prescription for a patient, (ii) access formulary lists,
(iii) access a patient's medical history as documented by the Med-E-Practice System, (iv) make a referral to another physician, (v) access patient demographic information, (vi) access drug information, (vii) complete patient encounter forms and (viii) print referral encounter and prescription forms);

          (h)  [     ]* shall be paid upon the completion of development of
the DMA module in accordance with the DMA Specifications; and

          (i)  [     ]* shall be paid upon the commencement of development of
Other IDM Applications provided, however, if IDM and MES have not aggreed
                       --------  -------
upon the Specifications for such Other IDM Applications within six months of the date hereof, IDM shall pay to MES the installment in this
Section 3.1(i) within five days after the expiration of such six month period.

     3.2 Procedures for Payment. (a) Upon the occurrence of each of the events set forth in subsections (c) through (i) of

- --------
* Omitted pursuant to Rule 406 promulgated under the Securities Act of 1933, as amended.


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Section 3.1 hereof, MES shall send a written notice (a "Payment Notice") to IDM confirming the occurrence of such event and requesting the payment provided for with respect to such event. IDM may, within ten (10) days of IDM's receipt of a Payment Notice, dispute the occurrence of the event specified by MES in any Payment Notice by delivering a written notice (a "Dispute Notice") to MES to such effect, which notice shall specify in reasonable detail the basis of such dispute. IDM and MES shall, for a period of five (5) days following the delivery of a Dispute Notice, attempt to resolve such dispute. If the parties are unable to resolve such dispute within such five (5) day period, the dispute shall be submitted to arbitration in accordance with Section 15.7 hereof, with the decision of the arbitrator being final and binding on all parties. Unless IDM has delivered a Dispute Notice within the period provided above, within fifteen
(15) days of IDM's receipt of a Payment Notice, IDM shall send a check for the amount owed to MES at 560 White Plains Road, 2nd Floor, Tarrytown, New York 10591 or wire transfer such amount to a U.S. bank account designated in writing by MES.

     (b) Without prejudicing MES's right to terminate this Agreement for IDM's failure to make timely payments to MES hereunder, past due amounts shall accrue interest at the annual rate of ten percent or, if lower, the maximum rate permitted by applicable law, until all amounts owed to MES hereunder have been paid in full. All payments to MES hereunder shall be made without withholding or deduction for or on account


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of any and all taxes or other charges and MES shall assume all responsibilities for such obligations.

                                   ARTICLE IV

                               Managing the Pilots

     4.1 Coordinating Committee. Each party shall appoint two representatives to a Coordinating Committee. The Coordinating Committee shall be responsible for
(i) coordination of information with respect to each Pilot undertaken and with respect to the development of custom programming to create IDM Applications compatible with the Med-E-Practice System, (ii) supervision and approval of development of written specifications for such custom programming and IDM Applications, (iii) supervision and approval of development of the Pilot Survey for each Pilot, custom programming and IDM Applications, (iv) coordination of the administration of the Pilot Survey, (v) creating the controls, formats and methodologies for capturing the Pilot Results and procedures for distributing the Pilot Results to the parties; and (vi) such other matters mutually agreed by the parties. The Coordinating Committee shall meet from time to time, but no less frequently than quarterly, at the request of either party and shall make decisions only by consensus of all of the members of the Coordinating Committee at meetings in person or by video conference, or as otherwise agreed upon be the Coordinating Committee.

     4.2 Product Information. (a) Commencing upon the date hereof and from time to time thereafter, IDM shall provide


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MES such information reasonably requested by MES in connection with its obligation to provide custom programming to create IDM Applications and the Documentation relating thereto and the performance of its other obligations hereunder.

     (b) Commencing upon the date hereof and from time to time thereafter, MES shall provide IDM such information with respect to the Med-E-Practice System and the Documentation as is reasonably requested by IDM in connection with the performance by IDM of its responsibilities hereunder.

     4.3 Product Performance. (a) IDM and MES shall cooperate in designing one or more surveys designed to solicit information on the performance and acceptance of (i) the Med-E- Practice System and (ii) the IDM Applications operationalized on the Med-E-Practice System in connection with each Pilot, which surveys shall be approved by the Coordinating Committee. A Pilot Survey may be amended from time to time as mutually agreed to by MES and IDM to include any additional information which the parties believe to be helpful.

     (b) Within two weeks after completion of a Pilot Survey, the Coordinating Committee shall summarize the results of such Pilot Survey in a writing which shall be sent to each party. Within four weeks after the completion of a Pilot Survey, the written results of such Pilot Survey shall be sent to each party.



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                                    ARTICLE V

                     Custom Programming for IDM Applications

     5.1 Development of DMA. MES agrees to provide up to one hundred hours of programming and systems analysis under this Agreement to develop a module for the delivery of DMA on the Med- E-Practice System. MES shall use its best efforts to develop DMA so as to be integrated and compatible with the Med-E-Practice System platform. Within sixty days after the date hereof, MES and IDM shall agree upon the Specifications for the DMA module and a schedule for MES performing up to one hundred hours of programming and systems analysis. If the programming and systems analysis required to complete the DMA module exceed 100 hours, MES shall provide IDM with a written estimate for completing the development of the DMA module, such services to be billed on a time and materials basis at rates at least as favorable to IDM as rates charged by MES to other customers for comparable services (both as to volume and commitment).

     5.2 Development of Other IDM Applications. In addition to DMA, within six months of the date hereof IDM may request MES to create as many applications as IDM chooses in which case MES shall provide custom programming services to IDM to create modules for the delivery of other IDM specialized disease management applications operating on the Med-E-Practice System, the purpose of each such application being to address a different disease (the "Other IDM Applications"). MES will provide IDM with a written estimate for completing the development of the Other IDM Applications, such services to be


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billed on a time and materials basis at rates at least as favorable to IDM as rates charged by MES to other customers for comparable services (both as to volume and commitment).

     5.3 Maintenance of IDM Applications. Unless the parties otherwise agree, MES shall, in addition to its obligations elsewhere specified in the Agreement with respect to the DMA and any other IDM application to be developed by MES hereunder, maintain the DMA and any Other IDM Applications so that such DMA and Other IDM Applications continue to function properly with new versions, updates or modifications of the Med- E-Practice System platform subsequently released by MES.

                                   ARTICLE VI

                                    Ownership

     6.1 Med-E-Practice System, MES Information and Service Interface. IDM acknowledges and agrees that MES is the owner of all right, title and interest in and to the Med-E- Practice System (for the purposes of this Section 6.1, Med-E- Practice System shall not include the hardware consisting of the physician computer tablets and the office administrative/print stations), the MES Information, the Service Interface and Confidential Information relating thereto, except with respect to certain hardware or software incorporated in the Med-E-Practice System which is licensed to MES in which case the licensor is the owner of all right, title and interest to such hardware or software. At no time shall IDM or IDM's customers acquire, impair or retain under or pursuant to this Agreement any right,


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

title or interest in and to, or appropriate for its own use, any of the foregoing right, title and interest of MES or any licensor of MES in and to the Med-E-Practice System, the MES Information, the Service Interface and Confidential Information relating thereto. Without MES's prior written consent, IDM shall not, and IDM shall cause its customers not to, modify the Med-E-Practice System, the Service Interface or any hardware, software or other component thereof. Any and all modifications to the Med-E- Practice System, the Service Interface or any hardware, software or other component of the Med-E-Practice System, whether or not performed by MES, shall remain the exclusive property of MES.

     6.2 IDM Applications and IDM Information. MES acknowledges and agrees that IDM is the owner of all right, title and interest in and to the IDM Applications, IDM Information and Confidential Information relating thereto. At no time shall MES impair or retain any right, title or interest in and to, or appropriate for its own use, any of the foregoing right, title and interest of IDM or any licensor of IDM in and to the IDM Applications, IDM Information and Confidential Information relating thereto. Except as provided in Section 5.3 hereof, without IDM's prior written consent, MES shall not modify the IDM Applications or IDM Information. Unless otherwise agreed in writing, any and all modifications to the IDM Applications performed by IDM or MES shall remain the exclusive property of IDM. MES hereby assigns to IDM all right, title and interest in and to all work completed by MES under the Agreement on the IDM Applications.



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     6.3 Pilot Results. MES and IDM shall have a joint, equal and undivided ownership interest (the "Joint Ownership Interest") in the entire right, title and interest in and to the Pilot Results. MES and IDM shall cooperate in good faith with one another to protect their respective interests in and to the Pilot Results and each party shall have a Joint Ownership Interest in any intellectual property rights arising from the Pilot Results (the "Pilot Intellectual Property"). In addition, IDM shall have the exclusive right, title and interest in and to any information developed by IDM or IDM's customers in connection with a Pilot relating to the cost savings resulting from the use of an IDM Application on the Med-E-Practice System, provided, that MES shall have the right to receive such information from IDM upon request for its own internal use. The parties acknowledge and agree that, unless otherwise agreed in writing, neither party shall have a right to share in any revenues or gain realized by a party arising from its use of the Pilot Results.

                                   ARTICLE VII

                                Marketing Efforts

     7.1 Customer Introductions. MES shall introduce IDM to two of MES's managed care customer candidates that have expressed strong interest in installing the Med-E-Practice System in their physician practice environment.

     7.2 Prime Contracts and Subcontracts. (a) If IDM holds a relationship with a managed care organization or other possible customer that (i) was initially introduced to MES,


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directly or indirectly, through IDM and (ii) requests the joint services of IDM and MES, then MES and IDM agree that IDM has the option of entering into any prime contract that results with such customer and MES shall, enter into a subcontract with IDM in connection with the provision of joint services to such customer. If IDM was introduced to a customer, directly or indirectly, through MES, then MES has the option of entering into any prime contract that results with such customer and IDM shall, enter into a subcontract with MES in connection with the provision of joint services to such customer. If either IDM or MES, as the case may be, fails to exercise its option to enter into a prime contract with a customer within a reasonable time after the option has arisen, the party without the option shall have the right to enter into a prime contract with such customer and the party failing to exercise its option hereunder shall be a subcontractor in connection with the provision of the joint services of IDM and MES to such customer. IDM and MES agree that prior to entering into any prime contract with a potential customer, in connection with which IDM or MES will enter into a subcontract with the other, it will give the subcontracting party reasonable notice of the provisions of the prime contract and negotiate in good faith any changes to the provisions of the prime contract reasonably requested by the other subcontracting party. The parties acknowledge and agree that the foregoing notice of the provisions of the prime contract and the final outcome of such prime contract negotiations shall not in any way constitute a waiver of a subcontracting party's rights to fully negotiate in good faith any and all provisions of any subcontract to be entered into as contemplated by this Agreement. Notwithstanding anything to the contrary in this Section 7.2(a), IDM may elect to be the prime contractor with the customers for the first two Pilots hereunder regardless of how such Pilot customers were introduced to IDM.

     (b) If IDM enters into a prime contract with a customer, it may price the products and services it acquires from MES, pursuant to a subcontract with MES in connection with the prime contract, in any manner it finds appropriate, including, directly sharing in the savings, in whole or in part, generated by the system of products and services offered to such customer under the prime contract and requesting surcharges from a customer if such customer installs other applications on the Med- E-Practice Systems platform. The parties acknowledge and agree that all such pricing under a prime contract shall be represented to a customer as IDM's pricing.

     (c) MES and IDM acknowledge that the prices set forth in Article 3 hereof for MES's products and services in connection with each Pilot shall serve as the basis for negotiations between IDM and MES in connection with any acquisition of MES products and services by IDM in connection with any future subcontracts between IDM and MES, provided, however, that the foregoing acknowledgement is not intended to limit in any manner the rights of IDM and MES to jointly agree upon other prices or models for structuring IDM's acquisition of MES's products and services under such subcontracts.

     7.3 IDM's Right of First Offer. In the event that at any time during the Term, MES proposes to offer for sale to a non-Affiliate third party the marketing rights (the "Marketing Rights") to be the exclusive preferred disease management application provider for the Med-E-Practice System, (i.e., such third party's disease management applications will be the standard or default set of disease management application modules directly marketed by MES as part of the standard applications package for the Med-E-Practice System), then IDM shall have the right of first offer to acquire such Marketing Rights (the "Right of First Offer"). In such case, MES shall submit to IDM a written notice setting forth in reasonable detail the terms upon which it will sell the Marketing Rights. IDM shall have fifteen (15) days from receipt of such notice to inform MES as to whether it wishes to exercise its Right of First Offer and enter into formal negotiations with MES with respect to acquiring the Marketing Rights. If IDM so notifies MES in writing within the applicable fifteen (15) day period, MES and IDM shall negotiate in good faith for thirty (30) days in order to conclude a mutually acceptable cash purchase price and a definitive agreement with respect to the acquisition of the Marketing Rights by IDM. If MES and IDM fail to enter into a definitive agreement with respect to the Marketing Rights within thirty (30) days after the date IDM notifies MES of its intention to exercise its Right of First Offer, each party shall deliver to the other a written instrument setting forth in the case of IDM, the highest price offered to MES during the prior negotiation period and, in the case of MES, the lowest offer price MES indicated to IDM that MES would accept during the prior negotiation period for the Marketing Rights. Once such written instruments have been delivered an acquisition price shall be calculated by the Coordinating Committee taking the average of the prices set forth by IDM and MES in such written instruments (the "Strike Price"). If MES offers the Marketing Rights to any other non-Affiliate third party at a price lower than the Strike Price, IDM shall have a right to acquire the exclusive marketing rights from MES at such lower price within a fifteen (15) day period following MES's written notice to IDM of such offer. If MES negotiates a price with another party for the Marketing Rights at or above the Strike Price, MES may freely license, assign or transfer the Marketing Rights to such party. The parties agree that the foregoing rights of IDM set forth in this Section 7.3 shall not preclude an MES customer from installing its own or any third party's disease management applications on the Med-E-Practice System platform it is using. If IDM fails to notify MES within fifteen (15) days of its desire to exercise its Right of First Offer, MES shall be free to assign or transfer the Marketing Rights to any third party.

     7.4 IDM Right to Offer Its Customer the Med-E- Practice System. During the Term, if IDM identifies a customer (other than the two customers involved in the Pilots) interested in an IDM disease management application program utilizing the Med-E-Practice System platform, IDM may offer MES's products and services relating thereto with the prior written consent of MES, such consent not to be unreasonably withheld. IDM shall notify MES in writing of such customer's desire to acquire the joint products and services of IDM and MES and within ten (10) days of receipt of such notice, MES shall respond to IDM in writing. If MES does not respond within such ten (10) day period, MES shall be deemed to have agreed to provide the requested services at its standard rates.

     7.5 Pilot Results. Notwithstanding their Joint Ownership Interest in and to the Pilot Results, IDM and MES shall each have the right to access and use the Pilot Results in connection with the marketing of their respective products, subject to any restrictions placed upon such access and use by IDM's customers participating in such Pilots.

     7.6 Future Beta Releases of MES Products. MES agrees that it will offer to IDM and IDM's customers which have the Med-E-Practice System, the opportunity to participate in any future beta releases of MES products, including both hardware and software products, on terms to be mutually agreed by the parties (which terms will be comparable to those offered to other third parties), provided, however, that IDM and such customers first enter into non-disclosure and confidentiality agreements relating thereto in form and substance satisfactory to MES.

     7.7 Export Controls. In connection with any marketing activities undertaken by the parties hereunder, the parties acknowledge that the Med-E-Practice System, the Service Interface and Pilot Results and the Confidential Information relating thereto (the "Technical Data") may be subject to United

States export controls pursuant to the Export Administration Regulations, 15 C.F.R. Parts 768-799. The parties agree to comply strictly with any and all requirements of the Export Administration Regulations with respect to all such Technical Data and to cause their customers to comply with the same. MES shall use reasonable commercial efforts to respond to any questions IDM may receive from its managed care customers.

     7.8 Use of Trademarks. (a) MES hereby grants to IDM a non-exclusive, worldwide, fully paid-up license during the term of this Agreement to display the MES Trademarks specified by MES to IDM as reasonably determined by MES for use on materials ap- proved by MES in connection with any marketing of the Med-E- Practice System hereunder. The use of any MES Trademark by IDM shall be subject to prior approval by MES in writing and to compliance with such specifications concerning the graphics, color and other distinctive features of such MES Trademarks as may reasonably be determined by MES.

     (b) IDM hereby grants to MES a non-exclusive, worldwide, fully paid-up license during the term of this Agreement to display the IDM Trademarks specified by IDM to MES as reasonably determined by IDM for use on materials approved by IDM in connection with any marketing hereunder. The use of any IDM Trademarks by MES shall be subject to prior approval by IDM in writing and to compliance with such specifications concerning the graphics, color and other distinctive features of such IDM Trademarks as may reasonably be determined by IDM.

                                  ARTICLE VIII

                     Purchase of MES Products and Services

          Except as provided herein, during the Term, MES agrees to offer for sale or license its products and services to IDM on terms and conditions no less favorable than the terms and conditions MES offers its products and services for sale or license to non-Affiliate third parties (both as to volume and commitment).



                                   ARTICLE IX

                       Patient and Clinical Data Collected

     9.1 Privacy of Patient and Clinical Data. IDM and MES shall maintain the privacy of all patient and clinical data collected in connection with use of the Med-E-Practice System and/or IDM Applications in accordance with the restrictions in this Agreement and applicable law.

     9.2 Exclusive Access and Use of IDM Information. Subject to MES's rights relating to the Pilot Results, IDM shall have the exclusive rights to access and use the data collected by MES, on behalf of IDM, in connection with the use of all IDM Applications on the Med-E-Practice System (the "IDM Information"). IDM's exclusive rights are subject to (i) agreements it has entered into with third parties regarding access and use of the IDM Information, (ii) MES agreements or obligations to provide access and use of the IDM Information to physicians for patient care purposes, (iii) restrictions on IDM's access and use of the IDM Information under applicable law, (iv) any authorization or requirement under applicable law to access, use or disclose the IDM Information and (v) MES's need to maintain a record of its work for legal purposes. To the extent technically feasible, IDM shall have the right to instruct MES to which computer network the IDM Information collected by MES should be sent for storage and retrieval. IDM shall pay MES the fee charged for modifications of the Med-E-Practice System and any other reasonable costs and expenses incurred by MES in connection with IDM's designation of such computer network for storage and retrieval of the IDM Information.

     9.3 Releases. IDM shall use reasonable commercial efforts to obtain and maintain all necessary releases, approvals and permissions from patients, physicians, clinical organizations, managed care entities and other interested persons that may have an interest in the IDM Information. Such releases, approvals and permissions shall authorize IDM to access, use and store with a third party the IDM Information, MES shall use reasonable commercial efforts to obtain and maintain any releases, approvals and permissions that are necessary pursuant to Sections 9.2(ii) and 9.2(v) hereof.

     9.4 Access and Use of MES Information. With the prior written approval of MES, any such approval to be provided or rejected within ten (10) days of the request, and to the extent permitted by applicable law and MES's agreements with its customers, during the Term, IDM shall have the non-exclusive rights to access and use "High Level Aggregate Information" derived from the MES databases without regard to the customers for which the data was created (the "MES Information"). IDM agrees that its access and use of such High Level Aggregate Information shall be limited to identifying potential clients or markets for IDM products and services solely for marketing purposes.

                                    ARTICLE X

                                 Indemnification

     10.1 Indemnification. (a) IDM shall indemnify, defend and hold harmless MES from and against any and all claims, costs, damages, demands, expenses, liabilities, losses and charges of whatsoever nature (including reasonable attorneys' fees and expenses) incurred or suffered by MES arising from or relating to (i) IDM's breach of its representations, warranties and covenants set forth in this Agreement, (ii) claims by third parties against MES arising from the use of the IDM Applications (except for infringement claims attributable to MES's development of the IDM Applications to the extent such claims are not based on information provided by IDM to MES to facilitate the development of the IDM Applications), (iii) claims by third parties against MES arising from the access, use and storage by IDM, and any third party designated by IDM, of the IDM Information and (iv) claims against MES arising from IDM's non-compliance with any rules, laws, ordinances, regulations and requirements of any governmental agency having jurisdiction over the products and services of IDM.

     (b) MES agrees to indemnify, defend and hold harmless IDM from and against any and all claims, costs, damages, demands, expenses, liabilities, losses and charges of whatsoever nature (including reasonable attorneys' fees and expenses) incurred or suffered by IDM arising from or relating to (i) MES's breach of its representations, warranties and covenants set forth in this Agreement, (ii) claims against IDM arising from the use of non-IDM Applications in connection with the Med-E-Practice System and (iii) claims against IDM arising from MES's non- compliance with any rules, laws, ordinances, regulations and requirements of any governmental agency having jurisdiction over the products and services of MES.

     10.2 Survival. The indemnities given in Section 10.1 hereof shall survive the expiration or termination of this Agreement.

                                   ARTICLE XI


                           Acquisition of  MES Shares
                           --------------------------

          11.1  Right to Acquire MES Shares.  During the Term, if MES undertakes
                ---------------------------
an initial public offering of its common stock, IDM or any Affiliate thereof shall have the right to purchase up to five percent of any MES common stock, issued in such initial public offering (the "Shares") by giving written notice to MES within ten days of receiving reasonable written notice from MES of its intention to undertake such public offering. Any notice given by IDM shall be irrevocable except with the written consent of MES. IDM shall purchase the Shares at the time and price the Shares are offered for sale to the public, provided, that if IDM fails to give the foregoing notice in a timely manner or
- --------
otherwise, IDM's right hereunder to purchase the Shares shall automatically terminate and MES shall have no further obligation to sell the Shares to IDM.

     11.2 Remedies. The foregoing acquisition of the Shares shall not in any manner limit the ability or the right of the parties hereto to seek legal and equitable remedies related to any material breach or failure of performance under this Agreement.

                                   ARTICLE XII

                           Confidentiality Obligations

     Confidentiality Obligations. From and after the date of this Agreement, termination or expiration notwithstanding, each party shall retain in confidence, shall use only for the purposes set forth in this Agreement and shall not disclose to any third party (except a third party prospective financier of either IDM or MES under a duty to keep any information disclosed to it confidential and the identity of which is disclosed to the other party hereto) any information obtained from the other party including, but not limited to, the terms of this Agreement and any information disclosed in writing under the terms of this Agreement, source code and source listings for the Med-E-Practice System and IDM Applications and specifications for IDM Applications provided by IDM to MES and modifications thereto disclosed in writing and expressly identified as confidential (collectively, "Confidential Information"), without advance written approval of the other party, except as may be required by law or government regulation or unless the information sought to be disclosed (i) is publicly known at the time of its disclosure to such party or becomes known through no fault of such party,
(ii) is lawfully received by such party from a third party not bound in a confidential relationship to the other party, (iii) is published or otherwise made known to the public by the other party, or (iv) was already lawfully known by such party at the time of its disclosure to such party by the other party as demonstrated by the files of the disclosed to party in existence at the time of the disclosure. Information orally disclosed that is considered to be Confidential Information by a disclosing party must be reduced to writing and marked Confidential within fifteen (15) days of disclosure. Each party shall restrict access to information provided by the other party under this

Agreement to those employees with a need to know such information. In the event that (i) MES or IDM is required to disclose Confidential Information by law or government regulation or order or (ii) a party becomes aware of any breach of its confidentiality obligations hereunder which it would appear that Confidential Information was prejudiced or exposed to loss, the party from whom such disclosure is sought or who becomes aware of a breach of its confidentiality obligations hereunder shall immediately provide notice of such requested disclosure to the other party. Each party's confidentiality obligations under this Article 12 shall survive for five (5) years following the expiration or termination of this Agreement.

                                  ARTICLE XIII

                    Representations, Warranties and Covenants

     13.1 Representations, Warranties and Covenants. (a) MES hereby represents and warrants that it is the owner of the Med-E-Practice System and MES Trademarks and that the Med-E- Practice System, and all hardware and software components thereof, do not infringe any patent, trademark, copyright or trade secret rights of any third party.

     (b) IDM hereby represents and warrants that (i) it is the owner of the DMA and IDM Trademarks and will be the owner of the IDM Applications and (ii) the DMA, IDM Trademarks and the IDM Applications will not infringe any patent, trademark, copyright or trade secret rights of any third party.

     (c) Each party hereby represents and warrants that (i) it has the unrestricted right to enter into and perform this Agreement, (ii) it is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has the corporate power to own its assets and properties and to carry on its business as now being conducted, and (iii) this Agreement (A) has been duly authorized, executed and delivered, (B) constitutes the valid and binding obligation of such party enforceable in accordance with its terms, (C) will not violate, to such party's best knowledge, any law, statute, rule or regulation, court or administrative agency judgment or decree, and (D) will not conflict with or result in any breach or default of any of the terms and conditions of any corporate document or any agreement to which such party is a party.

     (d) MES hereby represents and warrants that the Med-E-Practice System complies with any and all rules, laws, ordinances, regulations, and other requirements of any governmental agency having jurisdiction over the Med-E-Practice System and its use pursuant to this Agreement.

     (e) IDM hereby covenants that the IDM Applications developed my MES pursuant to the scope of services provided by IDM shall comply with any and all rules, laws, ordinances, regulations and other requirements of any governmental agency having jurisdiction over the IDM Applications.

     (f) MES hereby represents and warrants that the computer software and hardware components of the Med-E-

Practice System (other than the IDM Applications) shall meet commercial standards for the production of computer software and hardware.

     13.2 Limitation of Warranties and Liability. (a) Except as expressly set forth in Section 13.1 hereof, neither party MAKES ANY WARRANTIES, GUARANTEES OR REPRESENTATIONS OF ANY KIND CONCERNING THE PRODUCT OR ANY OTHER PRODUCT OF SUCH PARTY, EITHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE. No representation or warranty made herein is made for the benefit of, nor shall any claim be made with respect thereto by, any user of the Med-E- Practice System, IDM Application, any MES product or service or any IDM product or service.

     (b) UNDER NO CIRCUMSTANCES SHALL EITHER PARTY'S LIABILITY TO THE OTHER FOR THE FAILURE OR ASSERTED FAILURE OF SUCH PARTY TO PERFORM ITS OBLIGATIONS HEREUNDER (OTHER THAN OBLIGATIONS UNDER ARTICLES 10 AND 12) INCLUDE, NOR SHALL SUCH PARTY BE LIABLE FOR, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR TORT DAMAGES, INCLUDING, WITHOUT LIMITATION, DAMAGES RESULTING FROM DELAY OR FROM LOSS OF PROFITS, BUSINESS OR GOODWILL, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OR IS AWARE OF THE POSSIBILITY OF SUCH DAMAGES.

                                   ARTICLE XIV

                                   Termination

     14.1 Term of Agreement. Unless earlier terminated in accordance with
Section 14.2 hereof, this Agreement shall remain in full force and effect until the end of the Term.

     14.2 Termination of Agreement. Notwithstanding Section 14.1 hereof, this Agreement may be terminated:

     (a) by MES, upon written notice to IDM, in the event that IDM fails to make any payment to MES when due under Section 3.1 hereof, which failure shall not have been cured within ten (10) days after written notice thereof;

     (b) by either party, upon thirty days written notice to the other party, in the event that the other party shall have breached a material provision of this Agreement, which breach shall not have been cured within said thirty days after written notice thereof;

     (c) by either party, effective immediately upon written notice thereof to the other party, if the other shall cease conducting business in the normal course, become insolvent, make a general assignment for the benefit of creditors, suffer or permit the appointment of a receiver for its business or assets, or shall avail itself of or become subject to any proceeding under the Federal Bankruptcy Code or any other statute of any state relating to insolvency or the protection of rights of creditors; or

     (d) by the mutual agreement in writing of the parties hereto.

     14.3 Survival of Obligations. In the event of the termination or expiration of this Agreement the provisions of Articles and Sections 3, 5, 6, 9.1, 9.2, 9.3, 10, 12, 13, 14 and 15 shall remain in full force and effect.

                                   ARTICLE XV

                            Miscellaneous Provisions

     15.1 Assignability. Neither this Agreement nor any interest herein, except for the Joint Ownership Interest of either party in the Pilot Results and Pilot Intellectual Property set forth in Section 6.3 hereof and except for access and use of IDM Information as set forth in Section 9.2 hereof, may be assigned or delegated, in whole or in part, by either party hereto without the prior written consent of the other party hereto, except that either party may assign or delegate all or part of its rights or obligations under this Agreement to any Affiliate, provided that the assignee or delegatee agrees in writing to be bound by the terms hereof. Any assignment or delegation in contravention of this
Section 14.1 shall be null and void.

     15.2 Notices. All notices provided for in this Agree- ment shall be given in writing and shall be effective when either is served by personal delivery or five (5) days after mailing, return receipt requested, postage prepaid, at the addresses listed below:

                     If to MES:

                                   Med-E-Systems Corporation
                                   560 White Plains Road, 2nd Floor
                                   Tarrytown, New York  10591
                                   Telephone:  (914) 332-6688
                                   Facsimile:  (914) 332-1186
                                   Attn:  Chief Executive Officer

                     with a copy to:

                                   O'Sullivan Graev & Karabell, LLP
                                   30 Rockefeller Plaza, 41st Floor
                                   New York, New York  10112
                                   Telephone:  (212) 408-2400
                                   Facsimile:  (212) 408-2420
                                   Attn:  John J. Suydam, Esq.

                     If to IDM:

                                   Integrated Disease Management, Inc.
                                   P.O. Box 618
                                   Indianapolis, Indiana 46206
                                   Telephone:  (317) 276-2846
                                   Facsimile:  (317) 277-3245
                                   Attn:  Kevin J. Hanna

     15.3 Merger and Amendment. This Agreement and the Exhibits attached hereto constitutes the entire understanding of the parties with respect to the subject matter of this Agreement and merges and supersedes all prior and contemporaneous communications, understandings, and agreements between the parties, whether oral or written, concerning the subject matter hereof. This Agreement shall not be modified except by a subsequently dated written amendment hereto, signed on behalf of each party by a duly authorized representative.

     15.4 Binding Effect. Subject to the limitations herein expressed, this Agreement will mutually benefit and be binding upon the parties, their successors and permitted assigns.

     15.5 Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be contrary to law or public policy, the remaining provisions shall remain in full force and effect.

     15.6 Waiver. No term or provision hereof shall be deemed waived and no breach consented to or excused, unless such waiver, consent or excuse shall be in writing and signed by the party claimed to have waived or consented. Should either party consent, waive or excuse a breach by the other party, such shall not constitute a consent to, waiver of, or excuse of any other different or subsequent breach whether or not of the same kind as the original breach.

     15.7 Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana without regard to the laws and principles thereof which would direct the application of the laws of another jurisdiction. All disputes, controversies, differences, or claims arising out of this Agreement, or the breach thereof, shall be finally settled by binding arbitration in Indianapolis, Indiana pursuant to the arbitration rules of the American Arbitration Association. Arbitration shall take place before one arbitrator appointed in accordance with such rules. Any award rendered by the arbitrator shall clearly set forth the factual and legal basis for such award. Judgement on the award rendered by the arbitrator shall be non-appealable and enforceable in any court having jurisdiction thereof. The arbitrator shall apply the law as set forth in this Section 15.7. The costs of the arbitration, including administrative, legal and arbitrator fees, shall be borne by the losing party, or according to the discretion of the arbitrator if the parties disagree as to who is the losing party under the award.

     15.8 Force Majeure. Neither party shall be liable for failure to perform or damages for any delay or failure of performance arising out of causes beyond its reasonable control and without its fault or negligence, including but not limited to, acts of civil or military authority, fires, riots, wars, embargoes or communications failures or late performance or default of any subcontractor, where the choice by such party of such subcontractor was reasonable and where such party has used its best efforts to expedite the performance or avoid the default of such subcontractor or to obtain reasonable substitute performance therefore.

     15.9 Brokers' or Finders' Fees. MES will indemnify and hold IDM harmless from any claim for brokerage or finders' fees arising out of the transactions contemplated hereunder by any person claiming to have been engaged by MES. IDM will indemnify and hold MES harmless from any claim for brokerage or finders' fees arising out of the transactions contemplated hereunder by any person claiming to have been engaged by IDM.

     15.10 Relationship of Parties. The parties hereto are independent contractors and neither party is an employee, agent, partner or joint venturer of the other. Neither party shall have the right to bind the other to any agreement with a third party or to incur any obligation or liability on behalf of the other party.

Neither party shall by any act or omission jeopardize the other party's property rights or title in its intellectual or industrial property. Each party shall report promptly to the other party its awareness of any abuse or breach by any third parties of the intellectual or industrial property rights of the other party.

     15.11 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     15.12 Headings. Article headings and captions used in this Agreement and the Exhibits attached hereto are included herein and therein for convenience of reference only and shall not constitute a part of this Agreement or the Exhibits for any other purpose or be given any substantive effect.

     IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives on the date first above written.

                                       MED-E-SYSTEMS CORPORATION

                                       By:_____________________________
                                          Name:
                                          Title:

                                       INTEGRATED DISEASE MANAGEMENT, INC.

                                       By:______________________________
                                          Name:
                                          Title:

                                    EXHIBIT A

                      MES Scope of Services for the Pilots


          MES will provide the MEP system for 2 Pilot sites at a cost of
 [    ]* per Pilot site.

          For each Pilot Site, MES will provide the minimum necessary resources, services, hardware and software to:

          - Support up to 50 physicians (one computer tablet per physician) practicing in up to a total of 4 physically separate locations, including a total of 7 administrative/print stations to serve the 50 physicians. Hardware and software configuration includes:

               - Physician hardware - a Fujitsu Stylistic 500 with 8 mg of RAM, 170 mg hard drive, and a Proxim radio frequency modem, or compatible hardware configuration.

               - Adminsitrative/print station hardware - a 486 Personal Computer, an Inkjet Printer, a radio frequency base station (e.g. Proxim's Access Point) and other equipment required for communications with the Med-E-Net server.

               - Med-E-Practice Applications: SmartScripts, Med-E-Visit, Med-E-Referral, and Med-E-Mail (facilitates connectivity between physicians)

          - Obtain from the Pilot site's practice management system (PMS) an initial patient roster load to MEP. Provide the administrative workstation functionality to add and maintain patients. The initial patient roster will be loaded onto MEP under the above cost provided that, as expected, the patient information can be obtained from the physician's practice management system in an electronic format. Acceptable electronic formats include
               ANSI X.12 eligibility and patient roster records, and HL7 patient roster records.

          - Connect to a Pharmacy Benefit Manager or to the pharmacy information system of the customer ("PBM") with full prescription history download capability. MES will create the physical interface between its host server and the PBM's host. IDM and the customer managed care organization bear the responsibility of gaining the permission and cooperation from the PBM to allow for this connection to be made. IDM must notify MES that it has received consent from the PBM for the connection.

          - Load a formulary database and referral network database for the customer managed care organization. MES will offer a mechanism to the managed care organization to alter the database as needed after the initial load or

- -------------

* Omitted pursuant to Rule 406 promulgated under the Securities Act of 1933, as amended.

               provide monthly maintenance of the database for the managed care organization.

          - Conduct standard training on the Med-E-Practice System for the physician and office support staff at either a customer managed care organization training facility or remote location. Standard training is provided in a classroom environment. Classroom training requires a minimum of six (6) people, but no more than twelve (12) people per class. MES will provide two (2) classroom training sessions per physician and one (1) training session per office administrator. Each session is conducted by MES staff and runs between two (2) and four (4) hours. MES staff is responsible for coordinating and conducting training with physicians and their office administrators. IDM and the customer managed care organization are responsible for physician education relating to their applications which are incorporated into Med-E-Practice System.

          - One year of unlimited clinical transactions and messaging for the Med-E-Practice applications starting after the completion of the first physician training session including charges for lines, communications equipment, hardware maintenance and replacement-support of computer tablets.

          - Maintain a toll-free telephone line available to Med-E-Practice System users staffed by MES service representatives to receive reports of malfunctions and assist with operational inquiries. Calls on the toll-free line will be answered during the hours of 7:30 a.m. to 7 p.m. Central Time, Monday through Friday (except for federal holidays). A beeper service will answer the toll-free line from 6:00 a.m. to 7:30 a.m. and 7 p.m. to 9:00 p.m. (Central Time) which will notify MES service representatives of calls. The toll free telephone line will be operational prior to the Connection Date for the first pilot.

At IDM's request, MES will provide additional computer tablets for patient use
at an approximate additional cost of [    ]* per unit, which includes the cost
of maintenance and service during the pilot year. Additional services beyond Exhibit A will be billed according to Section 2.3.






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* Omitted pursuant to Rule 406 promulgated under the Securities Act of 1933, as amended.